Exhibit 99.1

TIME WARNER CABLE REPORTS

2011 FOURTH-QUARTER AND FULL-YEAR RESULTS

NEW YORK, NY, January 26, 2012 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its fourth quarter and full year ended December 31, 2011.

Time Warner Cable Chief Executive Officer Glenn Britt said: “Time Warner Cable’s 2011 results demonstrate the continued strength of our business amidst rapid change in technology and the consumer marketplace. We have a full slate of strategic and operational initiatives planned for the year ahead, all designed to generate strong cash flow, enable future growth and provide attractive returns to our shareholders.”

FINANCIAL RESULTS

Revenues for the fourth quarter of 2011 increased 4.0% from the fourth quarter of 2010 to $5.0 billion. Residential services revenues increased 2.6% year-over-year to $4.3 billion, business services revenues grew 37.2% to $409 million, while advertising revenues decreased 10.0% to $242 million and other revenues declined 1.7% to $58 million.

Full-year 2011 revenues increased 4.3% year-over-year to $19.7 billion. Residential services revenues grew 2.7% year-over-year to $17.1 billion, business services revenues increased 32.7% to $1.5 billion, while advertising revenues were flat at $880 million and other revenues increased 1.7% to $233 million.

In both the fourth quarter and full year of 2011, residential services revenue growth was driven by increases in high-speed data and voice revenues. The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and increases in average revenues per subscriber (due to both price increases and a greater percentage of subscribers purchasing higher-priced tiers of service). Residential voice revenues increased as a result of an increase in voice subscribers, partially offset by a slight decrease in average revenues per subscriber. Residential video revenues were essentially flat as price increases and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as increased revenues from equipment rentals and DVR service, were offset by a decline in video subscribers and lower revenues from premium channels. Residential video revenue growth for the full year of 2011 was also impacted by lower transactional video-on-demand revenues.

The increase in business services revenues for both the quarter and full year was due primarily to growth in high-speed data and voice subscribers; an increase in cell tower backhaul revenues; and revenues from NaviSite, Inc., which was acquired in the second quarter of 2011 ($34 million for fourth-quarter 2011 and $94 million for full-year 2011).

Advertising revenues decreased for the quarter primarily as a result of a year-over-year decline in political advertising revenues. For the full year, advertising revenues were flat as a year-over-year increase in revenues from advertising inventory sold on behalf of other video distributors and growth in non-political local advertising offset a decline in political advertising revenues. Political advertising was $5 million in the fourth quarter of 2011 and $15 million in the full year of 2011 compared to $42 million and $74 million in the comparable periods in 2010.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2011	2010	$	%	2011	2010	$	%
Residential services revenues:
Video	$2,628	$2,623	$5	0.2%	$10,589	$10,577	$12	0.1%
High-speed data	1,148	1,057	91	8.6%	4,476	4,121	355	8.6%
Voice	495	483	12	2.5%	1,979	1,905	74	3.9%
Other	13	12	1	8.3%	49	48	1	2.1%

Total residential services revenues	4,284	4,175	109	2.6%	17,093	16,651	442	2.7%

Business services revenues:
Video	74	69	5	7.2%	286	266	20	7.5%
High-speed data	196	159	37	23.3%	727	614	113	18.4%
Voice	57	38	19	50.0%	197	127	70	55.1%
Wholesale transport(a)	44	30	14	46.7%	154	91	63	69.2%
Other(b)	38	2	36	NM	105	9	96	NM

Total business services revenues	409	298	111	37.2%	1,469	1,107	362	32.7%

Advertising revenues	242	269	(27)	(10.0%)	880	881	(1)	(0.1%)

Other revenues	58	59	(1)	(1.7%)	233	229	4	1.7%

Total revenues	$4,993	$4,801	$192	4.0%	$19,675	$18,868	$807	4.3%

NM—Not meaningful.

(a)

Wholesale transport revenues primarily include amounts generated by the sale of point-to-point transport services offered to wireless telephone providers (i.e., cell tower backhaul) and competitive carriers.

(b)	2011 amounts primarily consist of revenues from NaviSite.

Fourth-quarter 2011 Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) increased 8.7% from the fourth quarter of 2010 to $1.9 billion driven by revenue growth, partially offset by a 1.3% increase in operating expenses. In particular, employee costs were up 6.4% to $1.0 billion and video programming expenses grew 2.1% to $1.1 billion, while voice costs were down 18.0% to $141 million and marketing costs decreased 7.8% to $153 million.

Full-year 2011 Adjusted OIBDA increased 5.1% from 2010 to $7.2 billion. The year-over-year increase in Adjusted OIBDA was driven by revenue growth, partially offset by a 3.8% increase in operating expenses. For the full year, employee costs were up 6.0% to $4.1 billion and video programming expenses grew 3.1% to $4.3 billion, while voice costs were down 11.1% to $595 million.

In both the fourth-quarter and full-year 2011, employee costs were up primarily as a result of higher headcount in business services, including the addition of NaviSite employees, and increased compensation costs per employee. Employee costs for 2010 included $12 million of executive severance costs recorded in the fourth quarter. Business services employee costs increased 38.4% and 34.3% year-over-year in the fourth-quarter and full-year 2011, respectively. Video programming expenses grew primarily due to contractual rate increases and increased retransmission consent expense offset, in part, by a decline in video subscribers. Additionally, video programming costs for the full-year 2011 and 2010 were each reduced by approximately $25 million as a result of changes in cost estimates for programming services carried without a contract, reversals of previously accrued programming audit reserves and certain contract settlements. Average monthly video programming costs per video subscriber increased 5.6% year-over-year to $29.76 for the fourth quarter of 2011 and 6.8% year-over-year to $29.59 for the full year of 2011. Voice costs were down due to a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services, partially offset by an increase in subscribers.

Fourth-quarter 2011 Operating Income increased 3.5% from the fourth quarter of 2010 to $1.0 billion and full-year 2011 Operating Income increased 10.3% from 2010 to $4.1 billion. Note 1 to the accompanying consolidated financial statements details certain items affecting the comparability of TWC’s results for 2011 and 2010. Excluding these items, fourth-quarter 2011 Operating Income would have grown 12.1% to $1.1 billion, primarily driven by higher Adjusted OIBDA, partially offset by higher depreciation expense. Full-year 2011 Operating Income would have grown 12.1% to $4.2 billion, primarily due to higher Adjusted OIBDA and lower amortization expense.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2011	2010	$	%	2011	2010	$	%
Adjusted OIBDA(a)	$1,889	$1,738	$151	8.7%	$7,226	$6,875	$351	5.1%
Adjusted OIBDA margin(b)	37.8%	36.2%			36.7%	36.4%
Separation-related “make-up” equity award costs	—	—	—	NM	—	(5)	5	(100.0%)
Asset impairments(c)	(60)	—	(60)	NM	(60)	—	(60)	NM
Merger-related and restructuring costs	(34)	(8)	(26)	325.0%	(70)	(52)	(18)	34.6%

OIBDA(a)	1,795	1,730	65	3.8%	7,096	6,818	278	4.1%
Depreciation	(756)	(724)	(32)	4.4%	(2,994)	(2,961)	(33)	1.1%
Amortization	(10)	(12)	2	(16.7%)	(33)	(168)	135	(80.4%)

Operating Income	$1,029	$994	$35	3.5%	$4,069	$3,689	$380	10.3%

NM—Not meaningful.

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.
(c)

On December 2, 2011, TWC and Verizon Wireless, a joint venture between Verizon Communications Inc. and Vodafone Group Plc, entered into agency agreements that will allow TWC to sell Verizon Wireless-branded wireless service, and Verizon Wireless to sell TWC services. In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that will no longer be utilized.

Adjusted OIBDA less Capital Expenditures for the full year of 2011 totaled $4.3 billion, an 8.7% increase over the full year of 2010, primarily due to higher Adjusted OIBDA. Capital Expenditures were $2.9 billion in 2011, essentially flat compared to 2010, largely reflecting higher business services capital spending, offset by lower residential services, advertising and other capital spending. The decline in residential services capital spending was primarily attributable to lower spending on customer premise equipment, partially offset by higher support capital and scalable infrastructure spending.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2011	2010	$	%	2011	2010	$	%
Adjusted OIBDA(a)	$1,889	$1,738	$151	8.7%	$7,226	$6,875	$351	5.1%
Capital expenditures	(942)	(782)	(160)	20.5%	(2,937)	(2,930)	(7)	0.2%

Adjusted OIBDA less Capital Expenditures(a)	$947	$956	$(9)	(0.9%)	$4,289	$3,945	$344	8.7%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures.

Fourth-quarter 2011 Net Income Attributable to TWC Shareholders was $564 million, or $1.76 per basic common share and $1.75 per diluted common share, compared to $392 million, or $1.10 per basic common share and $1.09 per diluted common share, in the prior year quarter. Full-year 2011 net income attributable to TWC shareholders was $1.7 billion, or $5.02 per basic common share and $4.97 per diluted common share, compared to $1.3 billion, or $3.67 per basic common share and $3.64 per diluted common share, in the prior year.

(in millions, except per share data; unaudited)	4th Quarter				Full Year
			Change				Change
	2011	2010	$	%	2011	2010	$	%
Net income attributable to TWC shareholders	$564	$392	$172	43.9%	$1,665	$1,308	$357	27.3%
Net income per common share attributable to TWC common shareholders:
Basic	$1.76	$1.10	$0.66	60.0%	$5.02	$3.67	$1.35	36.8%
Diluted	$1.75	$1.09	$0.66	60.6%	$4.97	$3.64	$1.33	36.5%

Note 1 to the accompanying consolidated financial statements details certain items affecting the comparability of TWC’s results for 2011 and 2010. Excluding these items, fourth-quarter 2011 net income attributable to TWC shareholders would have been $450 million, or $1.39 per diluted common share, compared to $357 million, or $0.99 per diluted common share, in the prior year quarter. The fourth-quarter 2011 year-over-year increases were primarily due to higher Operating Income and lower other expense, net, (reflecting a decline in losses from Clearwire Communications LLC as the Company’s investment was reduced to $0 during the third quarter of 2011), partially offset by higher interest expense, net, and income tax provision. For the full year of 2011, excluding such items, net income attributable to TWC shareholders would have been $1.6 billion, or $4.68 per diluted common share, compared to $1.3 billion, or $3.72 per diluted common share, in the prior year. The full-year 2011 year-over-year increases were primarily due to higher Operating Income, partially offset by higher interest expense, net, and income tax provision. Net income per diluted common share attributable to TWC common shareholders for both the fourth quarter and full year of 2011 also benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

Free Cash Flow for the full-year 2011 increased 20.2% to $2.7 billion from $2.3 billion in 2010, due mainly to higher cash provided by operating activities. Cash Provided by Operating Activities for the full-year 2011 was

$5.7 billion, a 9.0% increase from $5.2 billion in 2010. This increase was driven by lower income tax payments and higher income tax refunds as a result of bonus depreciation and an increase in Adjusted OIBDA, partially offset by increases in pension plan contributions and net interest payments.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2011	2010	$	%	2011	2010	$	%
Adjusted OIBDA(a)	$1,889	$1,738	$151	8.7%	$7,226	$6,875	$351	5.1%
Net interest payments	(306)	(291)	(15)	5.2%	(1,434)	(1,359)	(75)	5.5%
Pension plan contributions	(326)	(52)	(274)	NM	(405)	(104)	(301)	289.4%
Net income tax refunds (payments)	(5)	(28)	23	(82.1%)	162	(388)	550	(141.8%)
All other, net, including working capital changes	92	77	15	19.5%	139	194	(55)	(28.4%)

Cash provided by operating activities	1,344	1,444	(100)	(6.9%)	5,688	5,218	470	9.0%
Add: Excess tax benefit from exercise of stock options	2	4	(2)	(50.0%)	48	19	29	152.6%
Less:
Capital expenditures	(942)	(782)	(160)	20.5%	(2,937)	(2,930)	(7)	0.2%
Cash paid for other intangible assets	(11)	—	(11)	NM	(47)	(21)	(26)	123.8%
Other	(2)	(1)	(1)	100.0%	(6)	(2)	(4)	200.0%

Free Cash Flow(a)	$391	$665	$(274)	(41.2%)	$2,746	$2,284	$462	20.2%

NM—Not meaningful.

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Free Cash Flow.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $21.6 billion as of December 31, 2011 compared to $20.4 billion as of December 31, 2010, as the cash used for share repurchases, dividend payments and the acquisitions of NaviSite and NewWave Communications was greater than Free Cash Flow.

(in millions; unaudited)	12/31/11	12/31/10
Long-term debt	$24,320	$23,121
Debt due within one year	2,122	—

Total debt	26,442	23,121
Cash and equivalents	(5,177)	(3,047)

Net debt(a)	21,265	20,074
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$21,565	$20,374

(a)	Net debt is defined as total debt less cash and equivalents.

RETURN OF CAPITAL

Time Warner Cable returned $520 million and $3.3 billion to shareholders during the fourth-quarter and full-year 2011, respectively. Share repurchases totaled $366 million, or 5.7 million shares of common stock, during the fourth quarter of 2011 and totaled $2.6 billion, or 37.3 million shares of common stock, during the full year of 2011. From the inception of the Company’s stock repurchase program through December 31, 2011, the Company repurchased $3.1 billion, or 45.3 million shares, of common stock and, as of December 31, 2011, $854 million remained under the Company’s share repurchase authorization. Time Warner Cable also paid regular dividends of $154 million and $642 million during the fourth quarter and full year of 2011, respectively.

SUBSCRIBER METRICS

(in thousands)	9/30/11	Net Additions (Declines)(a)	Acquired Systems(a)	12/31/11
Residential services subscribers:
Video	11,939	(129)	79	11,889
High-speed data	9,792	117	45	9,954
Voice	4,481	37	26	4,544

Primary service units	26,212	25	150	26,387
Business services subscribers:
Video	170	—	2	172
High-speed data	375	13	2	390
Voice	149	13	1	163

Primary service units	694	26	5	725

Total primary service units	26,906	51	155	27,112

Single play subscribers	5,776	(76)	48	5,748
Double play subscribers	4,881	22	22	4,925
Triple play subscribers	3,789	28	21	3,838

Customer relationships	14,446	(26)	91	14,511

Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.

(a)

During the fourth quarter of 2011, the Company acquired cable systems from NewWave, as well as another small cable system. These adjustments are reflected in the Company’s subscriber numbers as of December 31, 2011; however, they are not reflected in net additions (declines) for the fourth quarter of 2011.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 14 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, managed and outsourced information technology solutions and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.timewarnercable.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, January 26, 2012. To listen to the call, visit www.timewarnercable.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications		Investor Relations
Alex Dudley	(212) 364-8229	Tom Robey	(212) 364-8218
Justin Venech	(212) 364-8242	Laraine Mancini	(212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,
	2011	2010
	(in millions)

ASSETS
Current assets:
Cash and equivalents	$5,177	$3,047
Receivables, less allowances of $62 million and $74 million as of December 31, 2011 and 2010, respectively	767	718
Deferred income tax assets	267	150
Other current assets	187	425

Total current assets	6,398	4,340
Investments	774	866
Property, plant and equipment, net	13,905	13,873
Intangible assets subject to amortization, net	228	132
Intangible assets not subject to amortization	24,272	24,091
Goodwill	2,247	2,091
Other assets	452	429

Total assets	$48,276	$45,822

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$545	$529
Deferred revenue and subscriber-related liabilities	169	163
Accrued programming expense	807	765
Current maturities of long-term debt	2,122	—
Other current liabilities	1,727	1,629

Total current liabilities	5,370	3,086
Long-term debt	24,320	23,121
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	10,198	9,637
Other liabilities	551	461
TWC shareholders’ equity:
Common stock, $0.01 par value, 315.0 million and 348.3 million shares issued and outstanding as of December 31, 2011 and 2010, respectively	3	3
Additional paid-in capital	8,018	9,444
Retained earnings	68	54
Accumulated other comprehensive loss, net	(559)	(291)

Total TWC shareholders’ equity	7,530	9,210
Noncontrolling interests	7	7

Total equity	7,537	9,217

Total liabilities and equity	$48,276	$45,822

See accompanying notes.

Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in millions, except per share data)
Revenues	$4,993	$4,801	$19,675	$18,868
Costs and expenses:
Costs of revenues(a)	2,283	2,268	9,138	8,873
Selling, general and administrative(a)	821	795	3,311	3,125
Depreciation	756	724	2,994	2,961
Amortization	10	12	33	168
Merger-related and restructuring costs	34	8	70	52
Asset impairments	60	—	60	—

Total costs and expenses	3,964	3,807	15,606	15,179

Operating Income	1,029	994	4,069	3,689
Interest expense, net	(406)	(360)	(1,518)	(1,394)
Other expense, net	(5)	(41)	(89)	(99)

Income before income taxes	618	593	2,462	2,196
Income tax provision	(54)	(200)	(795)	(883)

Net income	564	393	1,667	1,313
Less: Net income attributable to noncontrolling interests	—	(1)	(2)	(5)

Net income attributable to TWC shareholders	$564	$392	$1,665	$1,308

Net income per common share attributable to TWC common shareholders:
Basic	$1.76	$1.10	$5.02	$3.67

Diluted	$1.75	$1.09	$4.97	$3.64

Average common shares outstanding:
Basic	317.8	353.7	329.7	354.2

Diluted	323.1	359.9	335.3	359.5

Cash dividends declared per share	$0.48	$0.40	$1.92	$1.60

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2011	2010
	(in millions)

OPERATING ACTIVITIES
Net income	$1,667	$1,313
Adjustments for noncash and nonoperating items:
Depreciation	2,994	2,961
Amortization	33	168
Asset impairments	60	—
Loss from equity investments, net of cash distributions	109	132
Deferred income taxes	638	687
Equity-based compensation	112	109
Excess tax benefit from equity-based compensation	(48)	(19)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	(25)	(50)
Accounts payable and other liabilities	202	(177)
Other changes	(54)	94

Cash provided by operating activities	5,688	5,218

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	(630)	48
Capital expenditures	(2,937)	(2,930)
Other investing activities	37	10

Cash used by investing activities	(3,530)	(2,872)

FINANCING ACTIVITIES
Short-term borrowings (repayments), net(a)	—	(1,261)
Borrowings(b)	3,227	1,872
Repayments(b)	(44)	(8)
Debt issuance costs	(25)	(25)
Proceeds from exercise of stock options	114	122
Taxes paid in lieu of shares issued for equity-based compensation	(29)	(9)
Excess tax benefit from equity-based compensation	48	19
Dividends paid	(642)	(576)
Repurchases of common stock	(2,657)	(472)
Other financing activities	(20)	(9)

Cash used by financing activities	(28)	(347)

Increase in cash and equivalents	2,130	1,999
Cash and equivalents at beginning of period	3,047	1,048

Cash and equivalents at end of period	$5,177	$3,047

(a)	Short-term borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.

See accompanying notes.

Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of Time Warner Cable Inc.’s (“TWC” or the “Company”) results for the three months and year ended December 31, 2011 and 2010:

(in millions, except per share data; unaudited)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)(b)
4th-Quarter 2011:
As reported	$1,795	$(766)	$1,029	$(411)	$(54)	$564	$1.75
Year-over-year change, as reported:
$	$65	$(30)	$35	$(9)	$146	$172	$0.66
%	3.8%	4.1%	3.5%	2.2%	(73.0%)	43.9%	60.6%
Items affecting comparability:
Asset impairments(c)	60	—	60	—	(24)	36	0.11
Merger-related and restructuring costs	34	—	34	—	(14)	20	0.06
Loss on equity award reimbursement obligation to Time Warner(d)	—	—	—	8	(3)	5	0.02
Change in estimate of net deferred income tax liability effective tax rate(e)	—	—	—	—	(178)	(178)	(0.55)
Impact of domestic production activities deduction	—	—	—	—	3	3	0.01

As adjusted	$1,889	$(766)	$1,123	$(403)	$(270)	$450	$1.39
Year-over-year change, as adjusted:
$	$151	$(30)	$121	$(1)	$(27)	$93	$0.40
%	8.7%	4.1%	12.1%	0.2%	11.1%	26.1%	40.4%

4th-Quarter 2010:
As reported	$1,730	$(736)	$994	$(402)	$(200)	$392	$1.09
Items affecting comparability:
Restructuring costs	8	—	8	—	(3)	5	0.01
Impact of certain state tax law changes in California	—	—	—	—	(40)	(40)	(0.11)

As adjusted	$1,738	$(736)	$1,002	$(402)	$(243)	$357	$0.99

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other expense, net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)	Diluted EPS amounts have each been calculated separately. Accordingly, amounts may not sum to the total amounts because of immaterial rounding differences.
(c)

On December 2, 2011, TWC and Verizon Wireless, a joint venture between Verizon Communications Inc. and Vodafone Group Plc, entered into agency agreements that will allow TWC to sell Verizon Wireless-branded wireless service, and Verizon Wireless to sell TWC services. In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that will no longer be utilized.

(d)

Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other expense, net, in the period of change.

(e)

During the fourth quarter of 2011, TWC completed its income tax returns for the 2010 taxable year, its first full-year income tax returns subsequent to TWC’s separation (the “Separation”) from Time Warner, reflecting the income tax positions and state income tax apportionments of TWC as a standalone taxpayer. Based on these returns, the Company concluded that an approximate 65 basis point change in the estimate of the effective tax rate applied to calculate its net deferred income tax liability was required. As a result, TWC recorded a noncash income tax benefit of $178 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in millions, except per share data; unaudited)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)(b)
Full-Year 2011:
As reported	$7,096	$(3,027)	$4,069	$(1,609)	$(795)	$1,665	$4.97
Year-over-year change, as reported:
$	$278	$102	$380	$(111)	$88	$357	$1.33
%	4.1%	(3.3%)	10.3%	7.4%	(10.0%)	27.3%	36.5%
Items affecting comparability:
Asset impairments(c)	60	—	60	—	(24)	36	0.11
Merger-related and restructuring costs	70	—	70	—	(28)	42	0.13
Loss on equity award reimbursement obligation to Time Warner(d)	—	—	—	5	(2)	3	0.01
Change in estimate of net deferred income tax liability effective tax rate(e)	—	—	—	—	(178)	(178)	(0.53)
Impact of domestic production activities deduction	—	—	—	—	(14)	(14)	(0.04)
Impact of expired Time Warner stock options, net(f)	—	—	—	—	14	14	0.04

As adjusted	$7,226	$(3,027)	$4,199	$(1,604)	$(1,027)	$1,568	$4.68
Year-over-year change, as adjusted:
$	$351	$102	$453	$(100)	$(123)	$230	$0.96
%	5.1%	(3.3%)	12.1%	6.6%	13.6%	17.2%	25.8%

Full-Year 2010:
As reported	$6,818	$(3,129)	$3,689	$(1,498)	$(883)	$1,308	$3.64
Items affecting comparability:
Restructuring costs	52	—	52	—	(21)	31	0.09
Separation-related “make-up” equity award costs(g)	5	—	5	—	(2)	3	0.01
Gain on equity award reimbursement obligation to Time Warner(d)	—	—	—	(5)	2	(3)	(0.01)
Investment in The Reserve Fund’s Primary Fund	—	—	—	(1)	1	—	—
Impact of expired Time Warner stock options, net(f)	—	—	—	—	68	68	0.19
Impact of certain state tax law changes in California	—	—	—	—	(40)	(40)	(0.11)
Decrease in deferred income tax asset valuation allowance(h)	—	—	—	—	(29)	(29)	(0.08)

As adjusted	$6,875	$(3,129)	$3,746	$(1,504)	$(904)	$1,338	$3.72

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other expense, net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)	Diluted EPS amounts have each been calculated separately. Accordingly, amounts may not sum to the total amounts because of immaterial rounding differences.
(c)

On December 2, 2011, TWC and Verizon Wireless, a joint venture between Verizon Communications Inc. and Vodafone Group Plc, entered into agency agreements that will allow TWC to sell Verizon Wireless-branded wireless service, and Verizon Wireless to sell TWC services. In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that will no longer be utilized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(d)

Pursuant to an agreement with Time Warner, TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other expense, net, in the period of change.

(e)

During the fourth quarter of 2011, TWC completed its income tax returns for the 2010 taxable year, its first full-year income tax returns subsequent to the Separation from Time Warner, reflecting the income tax positions and state income tax apportionments of TWC as a standalone taxpayer. Based on these returns, the Company concluded that an approximate 65 basis point change in the estimate of the effective tax rate applied to calculate its net deferred income tax liability was required. As a result, TWC recorded a noncash income tax benefit of $178 million.

(f)

Amounts represent the impacts of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units (“RSUs”).

(g)

As a result of the Separation from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value as of the date of the Separation. Amounts represent costs associated with TWC stock options and RSUs granted to TWC employees during the second quarter of 2009 to offset these forfeitures and/or reduced values.

(h)	Amounts represent adjustments to the Company’s valuation allowance for deferred income tax assets associated with its investment in Clearwire Communications LLC.

2.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•

Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation.

•	Adjusted OIBDA less Capital Expenditures means Adjusted OIBDA minus capital expenditures.

•

Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income attributable to noncontrolling interests, income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less Capital Expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

In addition, the Company has provided details of certain items affecting the comparability of Operating Income, net income attributable to TWC shareholders and net income per diluted common share attributable to TWC common shareholders for the three months and year ended December 31, 2011 to that of the comparable periods in 2010. Management believes that this additional information, while non-GAAP financial measures, will assist analysts, investors and others in evaluating the Company’s performance.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.